FOR IMMEDIATE RELEASE                                     CONTACT: JAMES C. SHAY
BHA-0404                                                   SENIOR VICE PRESIDENT
April 21, 2004                                           CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                       (816) 356-8400, Extension 336


                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                       RECORD SECOND QUARTER 2004 EARNINGS

For the quarter ended March 31, 2004 ("fiscal 2004"), BHA Group Holdings, Inc.'s (NASDAQ - BHAG) consolidated net income was $4.7 million or $.70 per diluted share. This compares to $3.3 million or $.52 per diluted share during the same period in the prior year. For the six months ended March 31, 2004, BHA's consolidated net income was $7.8 million or $1.18 per diluted share compared to $6.2 million or $.97 per diluted share for first six months of last year.

Commenting on the favorable results, James E. Lund, President and Chief Executive Officer, said, "We are pleased to report record earnings per share for our second quarter. These results surpassed our expectation as sales volume and gross margins during the period were higher than initial estimates. Sales and profits increased across the majority of our businesses and product lines. An improved mix of product sales, increased plant throughput and the impact of cost reduction initiatives led to the strong operating margins of 12% of sales for the first six months of the current year."

The following table summarizes BHA's revenues and pre-tax income by segment (dollars in millions):

                                                               QUARTER ENDED                    SIX MONTHS ENDED
                                                                 MARCH 31,                          MARCH 31,
                                                           2004             2003              2004             2003
                                                           ----             ----              ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
     U.S. Fabric Filter                                     23.3              19.7             40.9              36.8
     U.S. Electrostatic Precipitator (ESP)                  10.2              16.4             19.4              36.8
     U.S. Exports to Latin America and Asia                  6.2               3.6              9.8               6.9
                                                          ------            ------           ------           -------
         Total Domestic APC Segment                         39.7              39.7             70.1              80.5
Europe APC Segment                                          11.7               5.9             18.7              11.3
BHA Technologies Segment                                     5.1               3.1             10.4               7.0
                                                          ------            ------           ------           -------
     TOTAL REVENUES                                         56.5              48.7             99.2              98.8
                                                          ======            ======           ======           =======

PRE-TAX EARNINGS
Domestic APC Segment                                         3.8               4.2              6.6               8.2
Europe APC Segment                                           0.9               -                1.2              (0.2)
BHA Technologies Segment                                     2.3               0.8              3.9               1.3
                                                          ------            ------           ------           -------
     TOTAL PRE-TAX EARNINGS                                  7.0               5.0             11.7               9.3
                                                          ======            ======           ======           =======

REVENUES
Consolidated revenues for the six months ended March 31, 2004 increased slightly over the same period in the prior year as sales increases in the Europe APC and BHA Technologies segments were offset by a decline in Domestic Air Pollution Control ("APC") segment revenues. Revenues for the Domestic APC segment decreased 13%. Going into the year, the Company had provided guidance that it expected a year-over-year decline in sales for this portion of its business during the first half of the year due to the unusually strong revenues of the ESP related business during the prior fiscal year. The timing of execution of major project work tends to cause fluctuations in quarterly sales results. The $17.4 million decrease in sales for the ESP portion of the Domestic APC segment was offset in part by a $7 million or 16% increase in fabric filter replacement parts sales in the U.S. and export markets which correspond to improving business conditions in the manufacturing sector of these economies. On a U.S. dollar basis, sales for the Europe APC segment increased 66% due to improving replacement parts business combined with an increase in major project work. On a local currency basis, sales increased 39% over the prior year for the six-month period. BHA Technologies' sales to third parties increased by 48% due in large part to its continued success in selling membrane products for use in non-consumer apparel applications.

Consolidated revenues for the quarter ended March 31, 2004 increased 16% over the same period in the prior year. Sales for the Domestic APC segment for the second quarter of 2004 were essentially unchanged as compared to the prior year with the expected decline in ESP related business being offset by increased sales of fabric filter replacement parts and services to customers in the U.S. and international markets. Consolidated revenue growth for the quarter was attributable to the sharp increase in the Europe APC and BHA Technologies segments which rose 100% and 62%, respectively, as compared to the same period in the prior year.

PRE-TAX EARNINGS
For the first six months of the current fiscal year, pre-tax earnings increased $2.4 million or 26% over the prior year. The Company's pre-tax earnings increased while revenues were essentially unchanged due to improved gross margins. Gross margin as a percentage of sales was 35.4% and 31.4% for the first six months of fiscal 2004 and 2003, respectively. The improved gross margins were attributable to a combination of sales mix and cost reductions. Operating margins as a percentage of sales were 11.9% and 9.7% for the first six months of fiscal 2004 and 2003, respectively.

Pre-tax earnings for the second quarter increased 40% to $7.0 million as compared to $5.0 million in the same period of the prior year. The increase was attributable to a combination of higher sales with improved gross margins.

INCOME TAXES
The Company's consolidated effective income tax rate was 33.5% for the six months ended March 31, 2004 compared to 33.0% for the same period in the prior year. The final consolidated effective income tax rate for the 12 months ended September 30, 2003 was 33.8%.

CASH FLOWS
For the first six months of fiscal 2004, the Company generated $4.1 million in cash flows from operations compared to $6.9 million generated during the same period in the prior year. During the current year, cash was used to fund capital expenditures of $1.5 million, pay cash dividends of $3.1 million and repurchase treasury shares for $0.4 million.

BACKLOG
BHA's backlog was $71.9 million at March 31, 2004. This compares with order backlogs of $68.0 million at December 31, 2003 and $51.3 million at March 31, 2003. Approximately, $64.7 million (90%) of the backlog at March 31, 2004 is scheduled to ship within the next 12 months. At December 31, 2003, approximately $57.9 million (85%) of the backlog was scheduled to ship in the subsequent 12 months. Substantially all of the March 31, 2003 backlog was scheduled to ship in the subsequent 12 months.

OUTLOOK
One of the Company's primary business goals is to increase compounded earnings per share at a 12% to 15% rate over time. Between fiscal 2000 and 2003, the Company's consolidated earnings per diluted share increased at a 19% annual compounded rate. The overall financial condition of the Company has improved as bank borrowings, net of cash, were reduced by $30.0 million during the three-year period. The Company's earnings growth during that period was the result of an increase in ESP parts and service work for electric utility customers in the U.S. and the success of BHA Technologies. These areas of the Company's business provided strength to offset the overall weakness the Company experienced in its worldwide fabric filter replacement parts and service business. Although its financial results have been mixed, the Company believes it has improved its market position and competitive advantage in each of its major business areas. The following are various factors for consideration as the Company moves into its third quarter:

     o Publicly available information provides an indication that the U.S. economy is improving. The Company had previously provided guidance that it expected an improvement in its market for the sale of fabric filter replacement parts and services to trail an improvement in overall manufacturing conditions by as much as six months. The Company saw an increase in new orders starting in January of 2004. Although encouraged with the recent increase in activity, the Company expects that business conditions will remain competitive. The Company believes that it is well positioned with its products, people and approach to service this market. These factors, combined with a lower cost structure, are expected to benefit the Company as business conditions improve.

     o The Company believes that over the past three years it has established itself as the premier supplier for ESP replacement parts, services and rebuilds in the U.S. The Company has also been successful in expanding this business in certain international markets. The Company's overall ESP replacement parts and service results were especially strong during fiscal 2003. The Company's system for tracking project work to be executed over a three-year time horizon provided an indication that the total market for ESP rebuild work to be executed during the fall of 2003 and the spring of 2004 outage seasons would be lower than the same periods in the prior year. For this reason, the Company projected lower shipments of ESP parts and services during the just completed six-month period. The Company expects that sales of ESP rebuilds will show a substantial increase in the upcoming third quarter as compared to the third quarter of the prior year. Historically, the second quarter sales have exceeded third quarter sales in this portion of the Company's business. During fiscal 2004, third quarter shipments will be greater than the second quarter due to the timing of several larger projects to be executed in the current year. Preliminary information available to the Company and current quote activity also provide an indication that business should continue to increase during the fall of 2004 and spring of 2005 outage seasons. This factor, combined with the Company's existing backlog of business scheduled for the next fiscal year, are early positive indicators of potential results for fiscal 2005 and 2006.

     o The Company is pleased with its sales and earnings growth in the BHA Technologies segment. Although the Company believes that this segment is well positioned for additional growth, it is currently very dependent upon a few significant supply agreements. Incremental third party revenues within this segment are likely to be structured under multi-year supply arrangements with new customers. The extent to which this segment will increase its sales and earnings will be dependent upon the timing of final product commercialization and order execution in its target markets.

Due to the factors discussed above, visibility with respect to future results beyond 90 days remains a challenge. For more information, you should refer to the sections entitled, "Outlook" and "Factors Affecting Earnings and Share Price" included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 11, 2003. The following is specific guidance being provided for the third quarter of fiscal 2004:

     o For the third quarter of fiscal 2004, the Company anticipates that consolidated net sales will be significantly higher than the same period in the prior year. The year-over-year expected increase in sales for the quarter is in the 40% range. The expected increase in sales is due in part to the timing of major ESP project work in the current year as compared to the prior year.

     o Earnings for the third quarter of fiscal 2004 are expected to be in the range of $.45 to $.55 per diluted share as compared to $.27 reported for the same period in the prior year.

OTHER ACTIONS
The Company reports that it has accumulated 2.6 million shares of the 4.0 million shares of BHA common stock authorized by its Board of Directors for repurchase.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services, and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K which was filed with the Securities & Exchange Commission on November 11, 2003.

                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                QUARTER ENDED                    SIX MONTHS ENDED
                                                                  MARCH 31                           MARCH 31
                                                            2004             2003              2004             2003
                                                            ----             ----              ----             ----
Net sales                                                  $ 56.5            $ 48.7           $ 99.2            $ 98.8
                                                           ------            ------           ------            ------
Gross margin                                                 19.7              15.8             35.2              31.0
Operating expense                                            12.6              10.7             23.3              21.4
Interest expense, net                                          .1                .1               .2                .3
                                                           ------            ------           ------            ------
Earnings before income taxes                                  7.0               5.0             11.7               9.3
Income tax expense                                            2.3               1.7              3.9               3.1
Net income                                                 $  4.7            $  3.3           $  7.8            $  6.2
                                                           ======            ======           ======            ======
Diluted shares outstanding                                    6.6               6.5              6.6               6.4
                                                           ======            ======           ======            ======
Diluted earnings per share                                 $ 0.70            $ 0.52           $ 1.18            $ 0.97
                                                           ======            ======           ======            ======

Depreciation and amortization                              $  1.4            $  1.5           $  2.8            $  3.0
                                                           ======            ======           ======            ======


The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                                          MARCH 31,             SEPTEMBER 30,
                                                            2004                     2003
                                                            ----                     ----
Cash and equivalents                                    $   17.0                 $   18.8
Accounts receivable                                         35.2                     28.8
Inventories                                                 26.4                     23.5
Other current assets                                         5.9                      5.2
                                                        --------                 --------
     Total current assets                                   84.5                     76.3
PP&E and other assets                                       43.4                     40.4
                                                        --------                 --------
Total assets                                            $  122.0                 $  116.7
                                                        ========                 ========

Current debt and lease payments                         $    2.3                 $    2.5
Accounts payable and accruals                               25.5                     23.5
                                                        --------                 --------
     Total current liabilities                              27.8                     26.0
Long-term debt and capital leases                           10.9                     12.2
Other liabilities                                            3.0                      3.1
                                                        --------                 --------
Total liabilities                                           41.7                     41.3
Equity                                                      80.3                     76.4
                                                        --------                 --------
Total liabilities and equity                            $  122.0                 $  116.7
                                                        ========                 ========

                                                        ###